UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2009

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6820 South Harl Avenue, Tempe, Arizona		85283
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Kenneth T. Lamneck has been appointed as President and Chief Executive Officer of Insight Enterprises, Inc. (the "Company") and as a director of the Company, effective as of January 1, 2010. Since 2004, Mr. Lamneck, age 54, served as President, the Americas, at Tech Data where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics including President of Arrow/Richey Electronics, and President of Arrow's Industrial Computer Products business. Earlier in his career, he served as Vice President of Sales and Marketing of Netopia, a networking hardware and software provider, and Vice President of Anthem Electronics, a semiconductor and computer products distributor. He holds a bachelor's degree in Engineering from the United States Military Academy at West Point and a master's of business administration from the University of Texas at El Paso. A copy of the press release pursuant to which the Company announced the appointment of Mr. Lamneck as President and Chief Executive Officer and as a director of the Company is filed as Exhibit 99.1 to this Current Report on Form 8-K.

On December 16, 2009, the Company and Mr. Lamneck entered into an employment agreement to secure his service as President and Chief Executive Officer of the Company. The term of the employment agreement is for a period of one year, and the employment agreement automatically renews for successive one-year terms thereafter unless the Company or Mr. Lamneck gives written notice to the other party at least 60 days' prior to the expiration of the then-current term of its or his intent not to renew the term. Pursuant to the employment agreement, Mr. Lamneck is entitled to an annual base salary of $600,000, payable in accordance with the Company's normal payroll practices. For 2010 only, Mr. Lamneck's target for the cash incentive plan will be $600,000, and the Company, also for 2010 only, has guaranteed to Mr. Lamneck a payment of at least 70% of that target.

No later than February 28, 2010, Mr. Lamneck will be granted, under the Company's 2007 Omnibus Plan (the "2007 Plan"), Restricted Stock Units ("RSUs") having an aggregate value of $1,500,000, based on the closing price of the Company's Common Stock on January 1, 2010. Of these RSUs, 60% will be performance-based, 40% will be service-based, all will vest over a period of three years, and, for 2010 only, the Company has guaranteed that for the performance-based RSUs at least half of the RSUs subject to vesting that year will vest.

The Company, to compensate Mr. Lamneck for incentive compensation foregone at his previous employer, will also make him (to the extent foregone) a one-time payment of up to $500,000 and a one-time award of service-based RSUs, to vest over a period of three years, having an aggregate value of up to $1,500,000, based on the closing price of the Company's Common Stock on January 1, 2010. In the event that Mr. Lamneck's employment with the Company is terminated without cause (as defined in the employment agreement) during the first year of employment, one-third of these RSUs will fully vest.

Mr. Lamneck will receive relocation benefits in accordance with the Company's relocation policy and will be entitled to participate in all employee benefit and all perquisite plans, programs and arrangements offered by the Company as the Company generally makes available to executives of the Company from time to time.

The employment agreement provides for certain severance benefits in the event of a termination of Mr. Lamneck's employment by the Company without Cause, by Mr. Lamneck for Good Reason (each as defined in the employment agreement) or at the expiration of the term due to the Company's issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Mr. Lamneck, Mr. Lamneck will be entitled to receive: (i) payment for earned, but unpaid, base salary; (ii) payment for accrued but unused vacation; (iii) payment for unreimbursed business expenses; and (iv) severance pay in the amount of $1,800,000, payable in 24 semi-monthly equal installments over a period of 12 months following the date of termination.

During the term of the Employment Agreement and for a period of 12 months following the date of termination, Mr. Lamneck will be subject to restrictions on competition with the Company and to restrictions on the solicitation of the Company's clients for and on behalf of a competitive business and of the Company's employees. Mr. Lamneck will be subject to nondisclosure and confidentiality restrictions relating to the Company’s confidential information and trade secrets.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release issued December 17, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

December 18, 2009	By:	Steven R. Andrews

Name: Steven R. Andrews
Title: Chief Administrative Officer, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release issued December 17, 2009.